EXHIBIT 10.4

FORM OF
FIRST AMENDMENT
TO THE
MALVERN FEDERAL SAVINGS BANK
DIRECTOR RETIREMENT PLAN AGREEMENT
DATED _________, 2004
FOR

          THIS FIRST AMENDMENT is adopted this __ day of ________, 2006, effective as of the first day of January 2005, by and between Malvern Federal Savings Bank, a federally-chartered savings association located in Paoli, Pennsylvania (the “Bank”), and ___________________________ (the “Director”).

          The Bank and the Director executed the Director Retirement Plan Agreement on the __ day of ________, 2004 effective as of the first day of April, 2004 (the “Agreement”).

          The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

          The following Section 1.11 shall be added to the Agreement immediately following Section 1.10:

1.11

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.

Section 1.12 of the Agreement shall be deleted in its entirety and replaced by the following:

1.12

“Termination of Service” means the termination of the Director’s service with the Company for reasons other than death or Disability. Whether a Termination of Service takes place is determined based on the facts and circumstances surrounding the termination of the Director’s service and whether the Company and the Director intended for the Director to provide significant services for the Company following such termination.

The following Sections 2.5, 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.4.2:

2.5

Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Termination of Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Service may not commence earlier than six (6) months after the date of such Termination of Service. Therefore, in the event this Section 2.5 is applicable to the Director, any distribution which would otherwise be paid to the Director within the first six months following the Termination of Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Termination of Service. All subsequent distributions shall be paid in the manner specified.

2.6

Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Director’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Director’s accrual balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a) may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Section 2.1, be made at least twelve (12) months prior to the first scheduled distribution;

(c)

must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

          Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7
Amendments and Termination

7.1

Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Director. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2

Plan Termination Generally. The Bank may unilaterally terminate this Agreement at any time. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Bank terminates this Agreement in the following circumstances:

(a)

Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)

Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)

Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Bank may distribute the accrual balance, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

          Section 8.1 of the Agreement shall be deleted in its entirety and replaced by the following:

8.1

Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Bank’s Board of Director, or such committee or person(s) as the Board of Directors shall appoint. The Director may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement. Any acts under this section shall be restricted to actions which do not violate Section 409A of the Code.

The following Sections 9.16 and 9.17 shall be added to the Agreement immediately following Section 9.15:

9.16

Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

9.17

Rescission. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Director, shall have no effect provided the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

          IN WITNESS OF THE ABOVE, the Director and the Bank hereby consent to this First Amendment.

Director:	MALVERN FEDERAL SAVINGS BANK

By:

Title:

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